Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of November 4, 2014, by and between Motorola Solutions, Inc. (the “Acquiror”) and ValueAct Capital Master Fund, L.P. (“ValueAct”).

The parties hereby agree as follows:

1. Simultaneously with the execution and delivery of this Agreement, the Acquiror irrevocably purchases from ValueAct and ValueAct irrevocably sells, conveys, transfers and delivers to the Acquiror (subject to receipt of the payment provided herein) 11,319,047 common shares, par value $0.01 per share (“Shares”) of the Acquiror, free and clear of all Encumbrances at $66.26 per Share in cash for aggregate cash consideration of $750,000,054.22. ValueAct reserves the right to specifically identify which shares of Acquiror common stock shall constitute the Shares being sold to the Acquiror pursuant to this Agreement. As soon as practicable after the execution of this Agreement (but in no event later than 9:00 am Eastern Standard Time on November 7, 2014), ValueAct shall deliver, or cause its custodian to deliver, such Shares as directed by the Acquiror (via a DTC PTS terminal transfer) and the Acquiror shall initiate a wire transfer, to the account identified by ValueAct to the Acquiror simultaneously with the execution hereof, of the purchase price set forth above.

2. Except as expressly set forth in this Agreement, all fees and expenses incurred by each party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fees or expenses, including the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

3. Each party shall execute such other documents and instruments and take such other actions as are reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby. Each party acknowledges that the other parties are obligated to disclose and file a copy of this Agreement pursuant to U.S. securities laws and agrees that nothing in this Agreement shall restrict the parties’ ability to make such disclosures or filings. On the date hereof and following the execution of this Agreement, the Acquiror shall issue a press release substantially in the form attached hereto as Exhibit A, announcing certain terms of this Agreement. ValueAct hereby agrees not to issue any press release, or make any public announcement or public statement, regarding the matters pursuant to which this Agreement relates that are inconsistent with such press release. Promptly following the date hereof, ValueAct shall cause to be filed with the Securities and Exchange Commission (the “SEC”) an amendment to its Schedule 13D that has been previously filed with the SEC, and prior to filing such amendment shall provide the Acquiror and its counsel a reasonable opportunity to review and comment upon such amendment and shall consider any such comments in good faith.

4. ValueAct hereby represents and warrants to the Acquiror that it is a sophisticated investor and knows that the Acquiror may be in possession of material, nonpublic information regarding the Acquiror and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to ValueAct’s decision to sell the Shares or otherwise materially adverse to the interests of ValueAct, and agrees that the Acquiror shall have no obligation to disclose such information or any other information to ValueAct. ValueAct hereby represents and warrants to the Acquiror that it has adequate information concerning the business and financial condition of the Acquiror to make an informed decision regarding the sale of the Shares and has, independently and without reliance upon the Acquiror, made its own analysis and decision to sell the Shares.

5. ValueAct hereby represents and warrants to the Acquiror that:

(a) ValueAct is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. ValueAct has the full right, power and authority to enter into and perform its respective obligations under this Agreement. All action on the part of ValueAct necessary for the execution of this Agreement and the performance of ValueAct’s obligations hereunder has been taken. This Agreement constitutes the valid and binding obligation of ValueAct, enforceable against ValueAct in accordance with its terms.

(b) ValueAct has good, valid and marketable title to all of the Shares, free and clear of any and all Encumbrances, and ValueAct is not required to obtain the approval of any person or governmental agency or organization to affect the sale of the Shares. Immediately following the consummation of the sale of the Shares to the Acquiror, good, valid and marketable title to such Shares shall vest in the Acquiror, free and clear of any Encumbrances. ValueAct has the sole right to dispose or direct the disposition of the Shares. “Encumbrance” shall mean any security interest, claim, pledge, lien, charge, voting agreement, proxy, mortgage, conditional sale agreement, title retention agreement, right of first refusal or offer, option, adverse claim of ownership or use, any restriction on ownership, use, voting or transfer, or any other encumbrance of any kind, character or description whatsoever.

(c) ValueAct is not and will not be a party to any agreement, arrangement or understanding with any Person which could result in the Acquiror having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement. “Person” shall mean any individual, corporation, company, association, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

6. The Acquiror hereby represents and warrants to ValueAct that:

(a) The Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Acquiror has the full right, power and authority to enter into and perform its obligations under this Agreement. All action on the part of the Acquiror necessary for the execution of this Agreement and the performance of its obligations hereunder has been taken. This Agreement constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms.

(b) The Acquiror is not and will not become a party to any agreement, arrangement or understanding with any Person which could result in ValueAct having any obligation or liability for any brokerage fees, commissions, underwriting discounts or other similar fees or expenses relating to the transactions contemplated by this Agreement.

7. ValueAct hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against the Acquiror and its affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of any information or the sale of the Shares hereunder. ValueAct acknowledges that none of the Acquiror or any of its directors, officers, subsidiaries or affiliates has made or makes any representations or warranties, whether express or implied, of any kind except as expressly set forth in this Agreement.

8. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated by this Agreement.

9. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), sent via electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to ValueAct, to:

ValueAct Capital Management, L.P.

One Letterman Drive

Building D, 4th Floor

San Francisco, CA 94129

Attention: General Counsel

Fax: 415-362-5727

if to the Acquiror, to:

Motorola Solutions, Inc.

1303 E. Algonquin Road

Schaumburg, IL 60916

Attention: General Counsel

Fax: 1-847-576-6301

with a copy (which shall not constitute notice), to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David C. Karp

Fax: (212) 403-2000

Email: dckarp@wlrk.com

All notices and other communications shall be deemed to have been given: (i) when received if given in person; (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission; (iii) three business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; or (iv) one business day after being deposited with a reputable overnight courier.

10. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including by means of electronic delivery or facsimile).

11. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

12. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transaction contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each or the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law. This Agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first set forth above.

Motorola Solutions, Inc.

By:	/s/ Gino Bonanotte
Name:	Gino Bonanotte
Title:	Executive Vice President and
Chief Financial Officer

ValueAct Capital Master Fund, L.P., By its general partner, VA Partners I, LLC

By:	/s/ Allison Bennington
Name:	Allison Bennington
Title:	Vice President and General Counsel

[Signature Page to Stock Purchase Agreement]